Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20120337971-45
Filing Date and Time 05/14/2012 8:00 AM
Entity Number E0696162008-0

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of  corporation:
JINMIMI NETWORK INC,

2. The articles have been amended as follows: (provide article numbers, If available)
Article "1. Name of Corporation:" is hereby amended and restated, so that as amended and restated, Article "1. Name of Corporation:" states as follows:

"1 Name of Corporation: ONE2ONE LIVING CORPORATION."

Article "3: Authorized Stock", is hereby amended and restated, so that as amended and restated, Article "3: Authorized Stock" states as follows:

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3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  41,150,000

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signatures: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 8-31-11

CERTIFICATE OF AMENDMENT
JINMIMI NETWORK INC.

3. Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue shall consist of three hundred fifty million (350,000,000) shares, consisting of three hundred million shares (300,000,000) of common stock, par value $0.0001 per share (the "Common Stock"), and fifty million shares (50,000,000) of "blank check" preferred stock, par value $0,0001 per share (the "Preferred Stock"). The board of directors of the Corporation is authorized, subject to any limitation prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitation or restrictions thereof.

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